As filed with the Securities and Exchange Commission on January 21, 2025

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RELIANCE GLOBAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	46-3390293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Reliance Global Group, Inc.

300 Blvd. of the Americas, Suite 105

Lakewood, New Jersey 08701

(Address of principal executive offices, including zip code)

Reliance Global Group, Inc. 2024 Omnibus Incentive Plan

(Full title of the plan)

Ezra Beyman

Chief Executive Officer

300 Blvd. of the Americas, Suite 105

Lakewood, New Jersey 08701

(732) 380-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq.

Anthony, Linder & Cacomanolis, PLLC

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

(561) 514-0936

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Reliance Global Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on April 4, 2024;

2.	The Registrant’s Current Report on Form 8-K, filed with the Commission on January 11, 2024, January 16, 2024, January 31, 2024, February 16, 2024, April 3, 2024/April 3, 2024, April 10, 2024, April 23, 2024, May 1, 2024, May 15, 2024, June 24, 2024, June 26, 2024, September 9, 2024, November 4, 2024, November 14, 2024, December 17, 2024, and January 3, 2025;

3.	The Registrant’s definitive Proxy Statement on Schedule 14A, filed with the Commission on October 31, 2024, as well as the additional definitive proxy soliciting materials filed with the Commission on November 14, 2024, December 4, 2024, and December 17, 2024;

4.	The description of the Registrant’s capital stock, filed as Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on April 4, 2024; and

5.	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since April 4, 2024 (other than the portions of these documents not deemed to be filed).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

SELECTED FINANCIAL DATA

Reverse Stock Split

On June 26, 2024, the Company filed a certificate of amendment (the “Certificate of Amendment”) to its Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), with the Secretary of State of the State of Florida relating to a 1-for-17 reverse stock split (the “Reverse Stock Split”) of the outstanding shares of the Company’s common stock. The Reverse Stock Split became effective at 5:00 p.m. Eastern time, after the close of trading on the Nasdaq Capital Market (“Nasdaq”), on June 28, 2024 and the common stock began trading on Nasdaq on a Reverse Stock Split-adjusted basis on July 1, 2024 at market open.

Pursuant to the Certificate of Amendment, and consistent with Florida law, effective at 5:00 p.m. Eastern time on June 28, 2024, the Company also decreased its authorized shares of common stock by the same proportion as the Reverse Stock Split. Accordingly, stockholder approval of the Reverse Stock Split (and the corresponding reduction in authorized shares) was not required.

As a result of the Reverse Stock Split, the number of outstanding shares of common stock was reduced from approximately 15.7 million shares to approximately 921,000 shares. The par value and other terms of the common stock were not affected by the Reverse Stock Split. The Company’s post-Reverse Stock Split common stock CUSIP number is 75946W 405.

The following selected financial data has been derived from the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Commission on April 4, 2024, and the Company’s unaudited financial statements included in its Quarterly Report on Form 10-Q filed with the Commission on May 20, 2024, as adjusted to reflect the Reverse Stock Split for all periods presented. The Company’s unaudited financial statements included in its Quarterly Reports on Form 10-Q filed with the Commission on July 25, 2024, and November 7, 2024, respectively, were adjusted to reflect the Reverse Stock Split.

The Company’s historical results are not indicative of the results that may be expected in the future, and results of interim periods are not indicative of the results for the entire year.

As Reported

	Years Ended December 31,
	2023	2022
Net (loss) income	$(12,009,982)	$6,466,162
Net loss per share, basic and diluted	$(5.16)	$(0.42)
Weighted-average common shares outstanding, basic	2,820,275	1,094,781
Weighted-average common shares outstanding, diluted	2,820,275	1,094,989
Common shares outstanding at year end	4,761,974	1,219,573

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Net loss	$(5,346,663)	$(1,788,538)
Loss per share, basic	$(0.81)	$(1.15)
Loss per share, diluted	$(0.81)	$(2.77)
Weighted-average common shares outstanding, basic	6,569,019	1,553,953
Weighted-average common shares outstanding, diluted	6,569,019	2,185,847
Common shares outstanding at period end	5,692,387	1,566,048

As Adjusted For The Reverse Stock Split

	Years Ended December 31,
(unaudited, in thousands, except share and per share amounts):	2023	2022
	(Unaudited)
Net (loss) income	$(12,009,982)	$6,466,162
Net loss per share, basic and diluted	$(87.70)	$(7.14)
Weighted-average common shares outstanding, basic	165,899	64,399
Weighted-average common shares outstanding, diluted	165,899	64,411
Common shares outstanding at year end	280,117	71,140

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Net loss and comprehensive loss	$(5,346,663)	$(1,788,538)
Net loss per share, basic	$(13.77)	$(19.55)
Net loss per share, diluted	$(13.77)	$(47.09)
Weighted-average common shares outstanding, basic	386,413	91,409
Weighted-average common shares outstanding, diluted	386,413	128,579
Common shares outstanding at period end	334,846	92,120

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act (the “FBCA”) provides that a corporation may indemnify a director or officer against liability if the director or officer acted in good faith, the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or an officer except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if such director or officer is not entitled to indemnification.

The Registrant’s articles of incorporation, as amended, and bylaws provide that it has the power to indemnify its directors, officers, employees and agents to the full extent permitted by the FBCA if in the judgment of the entire board of directors (excluding from such majority any director under consideration for indemnification), the criteria set forth in Sec. 607.0851(1) or (2) of the FBCA have been met.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Registrant has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors or officers, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the FBCA.

If the FBCA Law is amended to expand further the indemnification permitted to indemnitees, then the Registrant shall indemnify such persons to the fullest extent permitted by the FBCA, as so amended.

Registrant’s obligation to provide indemnification under its bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by Registrant or any other person.

Registrant’s bylaws shall be deemed to be a contract between Registrant and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of Registrant, or is or was serving, or has agreed to serve, at its request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of the Registrant’s bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1*	Opinion of Anthony, Linder & Cacomanolis, PLLC.
23.1*	Consent of Mazars USA LLP.
23.2*	Consent of Anthony, Linder & Cacomanolis, PLLC (included on Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).
99.1*	Reliance Global Group, Inc. 2024 Omnibus Incentive Plan
107*	Filing Fees Exhibit

* Filed or furnished herewith

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, New Jersey, on January 21, 2025.

RELIANCE GLOBAL GROUP, INC.

By:	/s/ Ezra Beyman
Ezra Beyman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ezra Beyman and Joel Markovits, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ezra Beyman	Chief Executive Officer and Chairman of the Board	January 21, 2025
Ezra Beyman	(principal executive officer)

/s/ Joel Markovits	Chief Financial Officer (principal financial officer	January 21, 2025
Joel Markovits	and principal accounting officer)

/s/ Alex Blumenfrucht	Director	January 21, 2025
Alex Blumenfrucht

/s/ Sheldon Brickman	Director	January 21, 2025
Sheldon Brickman

/s/ Ben Fruchtzweig	Director	January 21, 2025
Ben Fruchtzweig

/s/ Scott Korman	Director	January 21, 2025
Scott Korman